Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of FibroGen, Inc. of our report dated June 11, 2014, except for the effects of the reverse stock split described in Note 1 to the consolidated financial statements, as to which the date is November 10, 2014, relating to the consolidated financial statements of FibroGen, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 10, 2014